EXHIBIT 10.17
                                                                   -------------


              OPTION AND PURCHASE AGREEMENT AND ESCROW INSTRUCTIONS


                                 BY AND BETWEEN

                             OTAY LAND COMPANY, LLC
                                    ("Owner")

                                       and

                   LAKES KEAN ARGOVITZ RESORTS-CALIFORNIA, LLC
                                  ("Optionee")


NY2:\890364\01\76830.0194
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              OPTION AND PURCHASE AGREEMENT AND ESCROW INSTRUCTIONS


           This OPTION AND PURCHASE AGREEMENT AND ESCROW INSTRUCTIONS ("Agreement") is made and effective as of October 15, 1999 ("Effective Date"), by and between OTAY LAND COMPANY, LLC, a Delaware limited liability company ("Owner"), and LAKES KEAN ARGOVITZ RESORTS-CALIFORNIA, LLC, a Delaware limited liability company, ("Optionee"), with reference to the facts set forth below.

                                    RECITALS

           A. Owner owns certain real property containing approximately eighty-six (86) acres located in the County of San Diego, State of California, more particularly described in Exhibit "A" attached hereto and incorporated herein ("Property").

           B. Optionee desires to enter into this Agreement to obtain an option to purchase the Property from Owner on the terms and conditions set forth below. Owner has agreed to grant to Optionee an option to purchase the Property on the terms and conditions set forth below. Owner and Optionee acknowledge and agree that the following facts are true and correct: (a) the amount of the Option Payments (as defined below) has been specifically negotiated by the parties in view of all relevant facts and circumstances existing on the Effective Date, (b) the amount of the Option Payments will not put Optionee under economic compulsion to exercise the Option (as defined below), and (c) this Agreement exposes Owner to the risk of changes in market conditions if Optionee does not elect to exercise the Option and Owner is required to remarket the Property.

           NOW, THEREFORE, in consideration of the recitals set forth above, the mutual agreements set forth herein and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as set forth below.

                                   Article 1
                                  DEFINED TERMS

           Unless the context otherwise provides, the following terms have the meanings set forth below.

           1.1 Agreement. The term "Agreement" means this Option and Purchase Agreement and Escrow Instructions executed between Owner and Optionee.

           1.2 ALTA Standard Title Policy and ALTA Extended Title Policy. The term "ALTA Standard Title Policy" means the American Land Title Association ("ALTA") owner's policy of title insurance with western regional exceptions (ALTA Standard) (or its CLTA equivalent) to be issued by the Title Company (as

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defined below) upon the Close of Escrow pursuant to the terms of this Agreement.
The term "ALTA Extended Title Policy" means the ALTA owner's additional coverage policy of title insurance, Form B, which Optionee may request in lieu of the ALTA Standard Title Policy in accordance with the provisions of Section 4.2.2 of this Agreement.

           1.3 Business Day. The term "Business Day" means any day other than a Saturday or Sunday or legal holiday in the State of California.

           1.4 Cash. The term "Cash" means (i) currency of the United States of America, (ii) cashier's check(s) currently dated and payable to Escrow Agent or Owner, as required under this Agreement, drawn and paid through a California banking institution, tendered to Escrow Agent or Owner, as required under this Agreement at least one additional Business Day before funds are required to be available in Escrow or (iii) an amount credited by wire transfer into Escrow Agent's or Owner's bank account as required under this Agreement.

           1.5 Close of Escrow. The term "Close of Escrow" means the consummation of the purchase of the Property by Optionee from Owner and the recordation of Owner's Grant Deed (as defined below) in accordance with the terms and provisions of this Agreement.

           1.6 Closing Date. The term "Closing Date" means the date on which the closing will be held as described in Section 3.2 of this Agreement.

           1.7 Districts. The term "Districts" shall have the meaning set forth in Section 5.7 below.

           1.8 Effective Date. The term "Effective Date" means the date in the first paragraph of this Agreement.

           1.9 Environmental Laws. The term "Environmental Laws" means any federal, state or local laws, ordinances, codes, statutes, regulations, administrative rules, policies and orders, and other authority, existing on the Effective Date, which classify, regulate, list or define Hazardous Materials.

           1.10 Escrow. The term "Escrow" means the escrow to be opened by Escrow Agent pursuant to the terms of this Agreement.

           1.11 Escrow Agent. The term "Escrow Agent" means Chicago Title Company, 925 "B" Street, San Diego, California 92101.

           1.12 Feasibility Period. The term "Feasibility Period" means the period beginning on October 15, 1999, and ending on December 15, 1999, during which time Optionee shall have the right to conduct its investigations and studies of the Property in accordance with Section 4.1 below.


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           1.13 Governmental Action. The term "Governmental Action" means (a)
any order of a court of competent jurisdiction, and/or (b) any enactment of any Governmental Agencies (as defined below) by the initiative/referendum process or otherwise, affecting the Property either directly or indirectly including, but not limited to: limitation on the number of building, grading or other permits that can be issued during any given time period or imposition of obligations or conditions in connection with the issuance of such permits, declaration of policy, resolution, ordinance, statute, regulation, the enforcement of any condition or agreement between Owner and any Governmental Agency or any other enactment of any Governmental Agency and irrespective of whether the orders or enactments listed immediately above contain the words "moratorium", "moratoria" or similar words.

           1.14 Governmental Agencies. The term "Governmental Agencies" means any local, city, county, state and/or federal governmental or quasi-governmental agencies, authorities or regulatory bodies, administrative agencies, community facilities districts or other Districts, and any public or private utility companies having jurisdiction over the Property.

           1.15 Governmental Approvals. The term "Governmental Approvals" means all agreements, entitlements, permits, licenses and other approvals that may be required with respect to the Property.

           1.16 Hazardous Materials. The term "Hazardous Materials" shall mean any toxic or hazardous substance, material or waste or any pollutant or contaminant or infectious or radioactive material which as of the Effective Date is regulated under any Environmental Laws.

           1.17 Notice of Approval. The term "Notice of Approval" means the notice to be delivered to Owner if Optionee approves of its feasibility studies during the Feasibility Period.

           1.18 Notice of Disapproval. The term "Notice of Disapproval" means the notice to be delivered to Owner if Optionee disapproves of its feasibility studies during the Feasibility Period.

           1.19 Option. The term "Option" shall mean the option to purchase the Property granted by Owner to Optionee pursuant to this Agreement.

           1.20 Option Expiration Date. The term "Option Expiration Date" means December 15, 2000, subject to extension as provided in Section 2.3.1, upon which the Option shall terminate unless previously exercised in accordance with this Agreement.

           1.21 Option Payments. The term "Option Payments" means collectively the First Option Payment (as hereinafter defined) and the Second Option Payment (as hereinafter defined), as set forth in Section 2.2.


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           1.22 Optionee. The term "Optionee" means LAKES KEAN ARGOVITZ
RESORTS-CALIFORNIA, LLC, a Delaware limited liability company, or any assignee permitted under Section 11.1 below.

           1.23 Optionee's Agents. The term "Optionee's Agents" means the agents, representatives, officers, employees, contractors and licensees of Optionee and their successors and assigns.

           1.24 Owner. The term "Owner" means Otay Land Company, LLC, a Delaware limited liability company.

           1.25 Owner Hazardous Materials Report. The term "Owner Hazardous Materials Report" means the environmental reports made available to Optionee as part of the Property Documents.

           1.26 Prime. The term "Prime" means the rate announced from time to time by Bank of America, N.T.&S.A. ("Bank of America") as its prime or reference rate. If Bank of America ceases to announce a prime, the prime lending rate of an equivalent lending institution selected by Owner will be substituted therefor.

           1.27 Preliminary Report. The term "Preliminary Report" means the preliminary report to be issued by the Title Company with respect to the Property.

           1.28 Property. The term "Property" means the real property that is the subject of this Agreement described in Exhibit "A" attached hereto and incorporated herein.

           1.29 Property Documents. The term "Property Documents" means the documents relating to the Property made available to Optionee, including those listed on Schedule "1" attached hereto and incorporated herein.

           1.30 Purchase Price. The term "Purchase Price" means the purchase price to be paid by Optionee to Owner for the purchase of the Property as determined pursuant to Article 2 of this Agreement.

           1.31 Title Company. The term "Title Company" shall mean and refer to Chicago Title Company, 925 "B" Street, San Diego, California 92101.

                                   Article 2
                                 GRANT OF OPTION

           2.1 Grant of Option. Owner hereby grants to Optionee the exclusive option (the "Option") to purchase the Property upon the terms and conditions set forth herein.

           2.2 Option Payments. The Option is granted in consideration of the mutual covenants and agreements contained herein, including Optionee's payment to Owner of the Option Payments set forth in this Section.


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               2.2.1 First Option Payment. On the Effective Date, Optionee shall deliver to Owner Cash in the amount of Fifty Thousand Dollars ($50,000.00) (the "First Option Payment"). If Optionee timely delivers a Notice of Disapproval to Owner, Owner shall return the First Option Payment to Optionee and this Agreement shall terminate as provided in Section 3.3 below.

               2.2.2 Second Option Payment. If Optionee delivers a Notice of Approval, on or before the expiration of the Feasibility Period, Optionee shall deliver to Owner additional Cash in the amount of Four Hundred Fifty Thousand Dollars ($450,000.00) (the "Second Option Payment"). If Optionee does not timely deliver the Second Option Payment, this Agreement and the Option shall terminate as provided in Section 3.3 below.

               2.2.3 Option Payments Earned Upon Delivery. Optionee acknowledges and agrees that the Optionee's Option Payments constitute consideration to Owner for the agreement of Owner to (a) enter into this Agreement with Optionee, (b) not sell the Property to other parties while this Agreement is in effect, and
(c) subject to Optionee's properly exercising the Option, sell the Property to Optionee on the terms and conditions and for the Purchase Price set forth in this Agreement. Except as otherwise expressly provided in Section 3.3, the Option Payments shall be fully earned by Owner upon delivery thereof and non-refundable to Optionee, but the Option Payments actually made by Optionee shall be applicable to the Purchase Price if Optionee properly exercises the Option and the Close of Escrow occurs.

           2.3 Exercise of Option. Optionee may exercise the Option at any time prior to 5:00 p.m. California time on the Option Expiration Date by (i) delivering to Owner and Escrow Agent written notice of exercise of the Option and (ii) delivering to Escrow the balance of the Purchase Price as provided in
Section 2.4 below and the documents required by Section 3.4.1 below. If Optionee fails to timely exercise the Option pursuant to the terms of this Agreement, the Option shall terminate and Owner shall be entitled to retain the Option Payments and any Extension Payments (as defined below) as consideration for the granting of the Option to Optionee.

               2.3.1 Extension of Option Expiration Date. Optionee will have the right to extend the Option Expiration Date by up to eighteen (18) periods of one
(1) month each (each such extension shall be referred to as an "Extension") by delivering to Owner, at least five (5) Business Days prior to the Option Expiration Date, written notice thereof and an extension payment (the "Extension Payment") in an amount equal to Sixty Thousand Dollars ($60,000.00) for each Extension. Each Extension Payment shall be fully earned by Owner upon delivery thereof as consideration for the extension of the Option Expiration Date and shall be non-refundable to Optionee except as expressly provided in Section 3.3. Any Extension Payments made by Optionee shall not be applicable to the Purchase Price. Notwithstanding the foregoing, if the Close of Escrow does not occur or


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is delayed due to Owner's default, then Optionee will not be required to pay any
Extension Payment for the period of delay in the Close of Escrow caused by such default.

           2.4 Purchase Price. Upon Optionee's timely exercise of the Option in accordance with Section 2.3 above, Owner shall be obligated to sell the Property to Optionee, and Optionee shall be obligated to purchase the Property, on the terms and conditions set forth in this Agreement. The Purchase Price shall be Four Million One Hundred Thousand Dollars ($4,100,000). Not later than one (1) Business Day prior to the Close of Escrow, Optionee shall deposit into Escrow Cash in an amount equal to the balance of the Purchase Price (i.e., the Purchase Price less the amounts of any Option Payments made by Optionee), together with an amount sufficient to cover all of Optionee's closing costs, fees and charges.

                                   Article 3
                           ESCROW; CLOSING; DELIVERIES

           3.1 Escrow. Upon Optionee's exercise of the Option, the parties shall promptly thereafter deliver to Escrow Agent three (3) fully executed counterparts of this Agreement for use as escrow instructions and Escrow Agent shall execute the consent of Escrow Agent which appears at the end of this Agreement and deliver a fully executed original of this Agreement and the consent to Owner and Optionee.

           3.2 Closing Date. The Close of Escrow ("Closing Date") shall occur on the date which is five (5) Business Days after the date Optionee exercises the Option in accordance with this Agreement.

           3.3 Termination Based on Failure to Close by the Closing Date or Otherwise. Time is of the essence of each and every provision and each obligation of this Agreement. If Escrow fails to close by the Closing Date or if this Agreement is otherwise terminated for any reason other than Optionee's or Owner's default, then, except for any indemnity obligations of Optionee under this Agreement, the obligations of Optionee under Sections 5.3, 5.5, 13.11 and
13.20 of this Agreement and the obligations of Owner under Section 13.11 of this Agreement, which shall survive the termination of this Agreement, the respective rights, duties and obligations of Optionee and Owner under this Agreement shall forthwith terminate without further liability. The parties shall immediately thereafter sign such instructions and other instruments as may be necessary to effect the cancellation of this Escrow, and each party shall pay its respective share (if any) of Escrow cancellation charges as provided in Section 8.5. Upon cancellation due to no fault of Optionee pursuant to Sections 4.1, 4.2, 4.3 or 12.1, subject to Section 5.3 below, Escrow Agent shall immediately return the funds, if any, less applicable cancellation charges, and documents to the parties that furnished them and Owner shall return the Option Payments to Optionee. However, Optionee will not be entitled to a refund of any Extension Payments unless this Agreement is terminated due to Owner's default including any default under the last sentence of Section 4.2.1 or pursuant to Section
4.2.4 (Representations and Warranties of Owner). Optionee will not be entitled


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to reimbursement for any costs, expenses, losses or damages incurred by Optionee in connection with Optionee's proposed use or development of the Property, whether prior to or subsequent to the execution hereof, and Owner will not be required to make any other payment to Optionee for alleged lost profits, interest or otherwise. Optionee waives and releases any claim it may now or hereafter have against Owner for such reimbursements or, payments.

           3.4 Deliveries to Escrow Agent.

               3.4.1 Optionee's Deliveries. At least one (1) Business Day immediately preceding the Closing Date, unless a different date for delivery is required under the terms of this Agreement, Optionee shall deliver to Escrow Agent each of the items described below.

                     (a) Purchase Price. Cash in an amount equal to the balance of the Purchase Price as set forth in Section 2.4.

                     (b) Prorations, Fees and Costs. The amounts, if any, required of Optionee under Article 8 of this Agreement and any other amounts required to be paid by Optionee prior to or on the Close of Escrow under this Agreement.

                     (c) Documents. Executed counterparts of the Covenant (as defined in Section 5.8) and of any other documents required to be executed under the terms of this Agreement.

               3.4.2 Owner's Deliveries. At least one (1) Business Day immediately prior to the Closing Date, unless an earlier date for delivery is required under the terms of this Agreement, Owner shall deliver to Escrow Agent each of the items described below.

                     (a) Grant Deed. A grant deed substantially in the form of Exhibit "B" attached hereto and incorporated herein ("Grant Deed").

                     (b) Certificate of Non-Foreign Status. A transferor's certificate of non-foreign status attached to this Agreement as Exhibit "C" ("FIRPTA Certificate") properly executed by Owner and a California Form 590-RE ("Form 590").

                     (c) Documents. Executed counterparts of the Covenant (as defined in Section 5.8) and of any other documents required to be executed under the terms of this Agreement.

           3.5 Dating Documents. Escrow Agent shall date any of the documents deposited into Escrow under Sections 3.4.1 and 3.4.2 above as of the date of the Close of Escrow.


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                                   Article 4
                       APPROVAL OF FEASIBILITY PERIOD AND
                     CONDITIONS PRECEDENT TO CLOSE OF ESCROW

           4.1 Feasibility Period. During the Feasibility Period, Optionee may analyze the feasibility of the acquisition, ownership, use and development of the Property. Optionee shall be solely responsible for any and all costs incurred by Optionee in connection with its review and/or investigations of the matters set forth in this Section. Owner shall allow Optionee to inspect and copy at Owner's office any and all reports, studies and documents relating to the Property that Owner may have in its actual possession (other than internally prepared marketing materials and other proprietary, confidential or privileged information) including the Property Documents described in Schedule "1" attached hereto and incorporated herein. Optionee acknowledges and agrees that Owner is making no representations or warranties regarding the accuracy, completeness or sufficiency of any such materials and that Optionee will rely solely on its review and investigation thereof. Optionee shall, subject to the requirements set forth in Section 5.5 below, conduct such independent investigations, studies and tests as it deems necessary or appropriate concerning Optionee's proposed use, sale, development and/or the suitability of the Property for Optionee's intended purposes. Owner at no cost to Owner agrees to reasonably cooperate with Optionee in connection with such studies and investigations. Such investigations may include, without limitation, investigations concerning the status of existing entitlements and approvals, if any, and the need for and availability of additional permits, licenses, entitlements or other approvals for development of the Property, investigations regarding the existence of any Hazardous Materials or any threatened or endangered species or archaeological artifacts, soils and geological conditions, the imposition or increase of any fees, charges or exactions by any Governmental Agencies, investigations regarding obligations to construct improvements or other facilities and/or to provide subdivision security in connection therewith and such economic feasibility and marketing studies as Optionee deems appropriate.

               4.1.1 Approval or Disapproval of Feasibility Studies. If Optionee approves of its feasibility studies during the Feasibility Period, Optionee shall deliver Notice of Approval and the Second Option Payment to Owner prior to the expiration of the Feasibility Period. If Optionee gives written Notice of Approval of its investigations during its Feasibility Period, then Optionee will be deemed to have acknowledged that Optionee has conducted all investigations, reviewed the status of all existing and proposed entitlements and performed all analysis necessary to Optionee's decision to purchase the Property and has approved of such review and investigations and satisfied itself as to all aspects of the Property, including, without limitation, the matters described above. If, for any reason, Optionee determines, in its reasonable discretion, that it is not feasible for Optionee to purchase the Property, Optionee may terminate this Agreement by delivering written Notice of Disapproval to Owner prior to the expiration of the Feasibility Period. The failure of Optionee to


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deliver such Notice of Disapproval to Owner prior to the expiration of the
Feasibility Period shall be deemed to be Optionee's approval of its feasibility studies, in which case Owner shall be entitled to payment of the Second Option Payment and to retain the First Option Payment. If Optionee delivers the Notice of Disapproval on or before the expiration of the Feasibility Period, this Agreement shall terminate in accordance with Section 3.3 above.

           4.2 Conditions Precedent to Optionee's Obligations. The following are conditions precedent to Optionee's obligation to purchase the Property:

               4.2.1 Preliminary Report. Optionee may review and approve or disapprove, in its sole discretion, the Preliminary Report on or before 5:00 p.m. on or before the date that is twenty (20) days after the receipt by Optionee. If, prior to the Close of Escrow, the Title Company issues a supplemental preliminary report ("Supplemental Report") showing new title exceptions affecting the Property, Optionee shall have five (5) Business Days after receipt of the Supplemental Report to review and approve any such new exceptions, which approval shall not be unreasonably withheld with respect to any Supplemental Reports received after the Feasibility Period. Optionee shall be deemed to have approved any exceptions shown in the Preliminary Report and/or any such new exceptions shown in any Supplemental Report if it does not deliver written notice of disapproval to Owner during the applicable period set forth above in this Section. If Optionee timely disapproves any exceptions shown on the Preliminary Report or any new exceptions shown in a Supplemental Report, Owner shall have five (5) Business Days to elect to cure any such exceptions by delivering written notice to Optionee. If Owner does not deliver written notice that it will cure such disapproved exceptions within such time period, Owner shall be deemed to have elected not to cure such items. If Owner does not elect to cure any such disapproved items, Optionee shall have (i) two (2) Business Days after delivery of any notice from Owner of its election not to so cure such items or (ii) seven (7) Business Days after delivery of Optionee's notice of disapproval to Owner to either elect to waive its prior disapproval or to terminate this Agreement. If Optionee so elects to terminate this Agreement, then this Agreement shall terminate as provided in Section 3.3 above. Any title exceptions shown in the Preliminary Report and any exceptions shown in any Supplemental Report which are approved or deemed to be approved by Optionee shall be referred to as the "Permitted Exceptions." Owner agrees that it will not voluntary impose or create any exceptions to title that will be binding upon the Property after the Close of Escrow and will materially and adversely affect Optionee's proposed use and development of the Property unless Owner agrees to remove the same on or before the Close of Escrow.

               4.2.2 Conveyance of Title. The Title Company shall be committed to issue an ALTA Standard Title Policy or, if requested by Optionee, an ALTA Extended Title Policy (subject to the conditions set forth below) ("Title Policy"), with the liability in an amount equal to the Purchase Price of the Property subject to:


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                     (a) standard printed exceptions contained in the Title
Policy;

                     (b) all county and city taxes, assessments, special taxes and bonds which are a lien not yet due and payable,

                     (c) all covenants, conditions, restrictions, easements, reservations, rights, rights of way, encumbrances and other items shown on the Preliminary Report or any Supplemental Report which are Permitted Exceptions;

                     (d) the Covenant and all matters shown on the Grant Deed;
and

                     (e) title exceptions caused by the acts and omissions of Optionee.

           Optionee agrees that its receipt of the Title Policy will fully satisfy any express or implied warranty by Owner as to the condition of title to the Property, and, if there are any title exceptions or defects, including liens, encumbrances, covenants, conditions, reservations, restrictions, rights-of-way or easements, which constitute a defect in title, Optionee shall look solely to the remedies available under the Title Policy, and Owner shall have no responsibility or liability therefor. If Optionee requests an ALTA Extended Title Policy, Optionee shall be solely responsible for satisfying all conditions to the issuance of the ALTA Extended Title Policy, including obtaining any necessary survey, and for paying the premiums charged to issue the ALTA Extended Title Policy in excess of the premiums for an ALTA Standard Title Policy. In addition, Optionee's election to obtain an ALTA Extended Title Policy shall in no way delay the Closing Date. If, for any reason, Title Company does not commit to issue to Optionee an ALTA Extended Title Policy on the Closing Date, then this Section 4.2.2 shall be deemed satisfied so long as Title Company is committed to issue to Optionee an ALTA Standard Title Policy. After the Feasibility Period, Optionee does not have the right to terminate this Agreement as a result of any items appearing in any ALTA report, survey or inspection.

               4.2.3 Agreement Upon Road Alignments. On or before the expiration of the Feasibility Period, Optionee and Owner shall have agreed upon two (2) alternate alignments for a road easement to be reserved by Owner in the Grant Deed (the "Road Alignments") and upon a configuration of the Road Alignments to facilitate vehicle entry into Optionee's parking facilities for its proposed future casino operations, including structuring turn lanes, lights, intersections, traffic configurations and other aspects of the Road Alignments to maximize reasonable access for such vehicles ("Access Improvements"). The road easement will be exclusive except that Optionee may use the road easement for purposes that do not interfere with use of the road by Owner and its invitees, successors and assigns and, if the road becomes a public road, such easement shall be exclusive except to the extent the County of San Diego allows other uses. Optionee will be solely responsible for obtaining approvals for and


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paying the costs of any Access Improvements. As depicted on Exhibit "A-1"
attached hereto and incorporated herein, the road easement area will contain approximately 8.5 acres. Owner will have the right to construct the road, at no expense to Optionee (except that Optionee shall be responsible for the cost of the Access Improvements, any other improvements that provide access to the Property and any other costs to accommodate Optionee's use or development of the Property) to County of San Diego requirements and specifications and shall reserve in the Grant Deed an easement for road, utility and related purposes, including the right to construct, install, repair, maintain and replace the road and related utilities. In addition, Optionee agrees that Owner shall have the right to require Optionee to convey a new road easement within the Road Alignments or fee title to the property within the road easement to the County for road purposes, in which case for no additional consideration, Optionee will promptly execute and deliver any documents reasonably necessary to effect such conveyance. Upon agreement on the Road Alignments and the Access Improvements, the parties shall execute an amendment to this Agreement setting forth the legal description of the Road Alignments and a description of the Access Improvements. If the parties are unable to reach agreement on the Road Alignments and/or the Access Improvements during the Feasibility Period, then either party may terminate this Agreement by delivering written notice to the other as provided in Sections 4.2.5 and 4.3.4.

               4.2.4 Representations and Warranties of Owner. All of the representations and warranties of Owner contained in Section 6.7 shall be true and accurate in all material respects as of the Close of Escrow and shall survive the Close of Escrow for the period provided in Section 6.7.

               4.2.5 Owner's Performance. Owner shall not be in default under the terms and conditions of this Agreement.

               4.2.6 Failure to Satisfy Conditions Precedent. The conditions set forth in this Section 4.2 are for Optionee's benefit and can only be waived by Optionee. If the conditions precedent set forth in this Section and Section 4.3 are neither satisfied nor waived by the Closing Date, and provided that Optionee is not then in default under this Agreement, Optionee may terminate Escrow and this Agreement by giving written notice of termination to Owner and Escrow Agent. The Close of Escrow under this Agreement by Optionee constitute satisfaction of the conditions precedent set forth above.

           4.3 Conditions Precedent to Owner's Obligations. The following are conditions precedent to Owner's obligation to close Escrow:

               4.3.1 Optionee's Performance. Optionee shall not be in default under the terms and conditions of any written agreements between Owner and Optionee relating to the Property and all of Optionee's representations and warranties under Section 6.6 below shall be true and correct as of the Close of Escrow in all material respects.


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               4.3.2 Agreement on Road Alignments. Optionee and Owner shall have agreed upon the Road Alignments and the Access Improvements on or before the expiration of the Feasibility Period.

               4.3.3 Failure to Satisfy Conditions Precedent. The conditions set forth in this Section 4.3 are for Owner's benefit and can only be waived by Owner. If the conditions precedent set forth in Sections 4.2 and 4.3, are neither satisfied nor waived by the Closing Date, Owner may terminate the Escrow and this Agreement by giving a written notice of termination to Optionee and Escrow Agent. Owner's inability to satisfy any of the conditions precedent set forth in Sections 4.2 (other than Section 4.2.5) and 4.3 as specified above by the Closing Date shall not be considered a breach of this Agreement. If Owner is unable to satisfy any such conditions precedent and if Optionee is not then in default under this Agreement, Optionee will be entitled, as its only remedy, to elect not to exercise the Option and obtain a refund of its Optionee's Option Payments (and, only to the extent provided in Section 3.3, any Extension Payments) pursuant to Section 3.3, and Optionee will not, under any circumstances, be entitled to any other reimbursement or to any other payment or compensation from Owner except as expressly provided in Section 10.1 in the event of a default by Owner.

                                   Article 5
                            COVENANTS AND AGREEMENTS

           5.1 No Concern. Escrow Agent shall have no concern with, and no liability or responsibility for, this Article.

           5.2 Additional Escrow Instructions. Optionee and Owner shall execute any additional escrow instructions not inconsistent with the terms of this Agreement that are reasonably required by Escrow Agent.

           5.3 Assignment of Plans and Reports. If Escrow fails to close for any reason, then all materials delivered by Owner to Optionee, and all feasibility studies, economic reports, marketing studies, maps, surveys, environmental reports, civil and soil engineering reports, site plans, plans and specifications relating to the Property, and all other plans, reports and other documents or work relating to the Property (collectively, the "Plans and Reports") prepared by or on behalf of Optionee shall be deemed assigned to Owner, without consideration or expense to Owner and shall be delivered to Owner by Optionee as a condition to the return of the Option Payments to Optionee, if applicable, within ten (10) days thereafter. If requested by Owner, Optionee, within three (3) Business Days of Owner's request, shall execute an assignment of the Plans and Reports. Notwithstanding the provisions of this Section 5.3, Optionee shall be entitled to retain copies of all of the Plans and Reports.

           5.4 Possession. Possession of the Property shall be transferred to Optionee upon the Close of Escrow.

           5.5 Entry Onto Property.

               5.5.1 Right to Enter. Provided Optionee has delivered to Owner a certificate of insurance satisfying the requirements set forth in Section 5.5.3 below, during the Feasibility Period, Optionee and Optionee's Agents shall have the right to enter onto the Property at reasonable times for the purpose of conducting investigations and inspections deemed necessary by Optionee, except as provided below. After expiration of the Feasibility Period, if this Agreement is still in effect, and provided Optionee has delivered to Owner a certificate of insurance satisfying the requirements set forth in Section 5.5.3 below and gives Owner written notice of any such entry at least two (2) Business Days in advance, Optionee and Optionee's Agents shall have the right to enter on to the Property at reasonable times for the purpose of conducting investigations and inspections deemed necessary by Optionee; provided, however, that other than initial site reconnaissance, Optionee shall not conduct any investigation, inspection or test on the Property without prior notice to Owner of the investigation, inspection or test to be undertaken (including, without limitation, with respect to any hazardous substance invasive testing, a written plan for the testing program) and Owner's prior written approval, which approval will not be unreasonably withheld, except as provided below. If Owner does not respond to Optionee's request within three (3) Business Days after receipt, then Optionee may send a second notice, and Owner's failure to disapprove in writing the request within two (2) Business Days after receipt of such second notice shall be deemed to constitute Owner's approval of the investigation, inspection or test described on the written notice to Owner. Optionee's notice may include a plan of extended and continual entry onto the Property to perform its due diligence studies which notice will describe the activities and work Optionee will perform. If Owner approves of such plan, Owner shall not then require a separate notice of any entry thereafter made in accordance with such plan. If such notice of extended entry does not clearly indicate the dates of any specific activity, then Optionee shall deliver a notice specifying the dates and type of investigation activity prior to any entry upon the Property in connection with such activity. Optionee shall provide to Owner, promptly upon receipt thereof, a copy of all written reports or other documents relating to the investigation or inspection or test of the Property. Optionee shall (a) perform all work permitted under this Agreement in a safe and professional manner; (b) not allow any dangerous or hazardous condition created by Optionee or Optionee's Agents to exist; (c) comply with all applicable laws and governmental regulations and any instruction deemed reasonably necessary by Owner; (d) obtain all permits required to be obtained by any Governmental Agencies and pay any fees, costs, charges and expenses in connection with the issuance of such permits; and (e) not interfere with Owner's activities and cooperate and coordinate its activities with Owner's activities. Owner shall have the right to have a representative accompany Optionee and its Agents at all times while on the Property. Optionee acknowledges that the Property may contain environmentally sensitive areas and natural hazards relating to undeveloped lands (including steep terrain and dangerous animals). Optionee shall be solely responsible for any damage to such sensitive areas and assumes the risk of such natural hazards. In addition to the consents required above, any investigation, inspection or test (whether occurring during or after the Feasibility Period) which physically alters or changes the conditions of the Property or that may adversely affect any environmentally sensitive areas or endangered or threatened species within the Property shall be subject to Owner's prior written approval, which approval may be withheld in Owner's sole and absolute discretion. If the transaction contemplated by this Agreement does not close, Owner shall have the option to require Optionee, forthwith after termination of this Agreement, at its sole cost and expense, repair any damage to the Property caused by Optionee or its Agents. If Optionee fails to repair any such damage to the satisfaction of Owner, and such failure continues for ten (10) days after written notice thereof from Owner, then Owner may perform such repair on behalf of Optionee without any liability to Optionee for any loss or damage by reason therefor, and upon completion, Optionee shall pay Owner's costs for making such repairs plus ten percent (10%) of such costs for overhead. Any amounts due hereunder shall include interest from the date of notice thereof to Optionee of the costs incurred by Owner at the rate of Prime plus two percent (2%) per annum, but in no event shall the interest rate exceed the maximum rate allowed by law.

               5.5.2 Indemnity of Owner. Optionee shall indemnify, protect, defend (with legal counsel reasonably acceptable to Owner) and hold Owner, its development manager and their past, present and future employees, officers, directors, agents, representatives, members, managers, shareholders and affiliates and their respective successors and assigns ("Owner's Indemnitees") harmless from any and all claims, actions, costs, expenses, damages and liabilities relating to Optionee's or Optionee's Agents' entry onto the Property (including, but not limited to, claims of mechanics liens and attorneys' fees) and from and against all costs, attorneys' fees, expenses and liabilities incurred in connection with such claims or any actions or proceedings brought thereon and any costs or expenses, including attorneys' fees, incurred by Owner in connection with the enforcement of this indemnification provision. Optionee's covenants in this Section shall survive the termination of this Agreement and shall be binding on Optionee until such time as an action against Owner is absolutely barred by the applicable statute of limitations.

               5.5.3 Insurance. Optionee shall maintain, with insurance companies acceptable to Owner, the following insurance: Worker's Compensation Insurance as required by law and Employer's Liability Insurance; Comprehensive General Liability or Commercial General Liability insurance (occurrence form only; not claims made or modified occurrence form), with limits of not less than Two Million Dollars ($2,000,000) combined single limit and not less than Two Million Dollars ($2,000,000) on a general aggregate basis, for bodily injury, death and property damage; and business automobile coverage with limits of at least Two Million Dollars ($2,000,000) per occurrence and aggregate. Each policy of insurance shall name Owner and its members as additional insureds. Further, each policy of insurance shall state that such policy is primary and noncontributing with any insurance carried by Owner or its members. Such policy shall contain a provision that the naming of the additional insured shall not negate any right the additional insured would have had as a claimant under the policy if not so named and shall contain severability of interest and cross-liability clauses. A certificate, together with certified copies of all endorsements to the policy required to evidence the coverage which is to be obtained hereunder, shall be delivered to Owner prior to any entry onto the Property. The certificate shall expressly provide that no less than thirty (30) days prior written notice shall be given Owner in the event of any material alteration to or cancellation of the coverages evidenced by said certificate. A renewal certificate for each of the policies required in this Section shall be delivered to Owner not less than thirty (30) days prior to the expiration date of the term of such policy. Any policies required by the provisions of this Section may be made a part of a blanket policy of insurance with a "per project, per location endorsement" so long as such blanket policy contains all of the provisions required herein and does not reduce the coverage, impair the rights of the other party to this Agreement or negate the requirements of this Agreement.

           5.6 No Public Report Optionee represents and warrants that it is an experienced and sophisticated buyer represented by legal counsel and not in need of consumer protection offered by a Public Report pursuant to California Business and Professions Code Section 11018.2. Optionee acknowledges that Owner will not obtain a Public Report in conjunction with the sale of the Property to Optionee and waives any right of rescission arising out of the absence of a Public Report.

           5.7 Public Facilities Financing Districts. Optionee acknowledges that the Property is subject to the lien of special taxes imposed by Chula Vista City School District Community Facilities District No. 1, Chula Vista Elementary School District Community Facilities District No. 1 and City of Chula Vista Assessment District 90-2 (such districts and any other existing districts shall be collectively referred to as the "Districts"). Prior to the Effective Date, Optionee has executed a Notice of Special Tax in the form of Exhibit "D" attached hereto and incorporated herein. Subject to Optionee's right to disapprove any exceptions shown in a Supplemental Report pursuant to Section 4.2.1, any other such Districts are formed, Owner shall have the right to require Optionee to execute any Notices of Special Tax prepared by Owner and Optionee shall within three (3) Business Days after receipt therefrom execute such Notice of Special Tax.

           5.8 Right to Approve Development. Owner will retain certain property located adjacent to the Property ("Adjacent Property"). Owner shall have the right to approve any improvements Optionee proposes to construct within five hundred (500) feet of the boundary line between the Property and any Adjacent Property, which approval shall not be unreasonably withheld or delayed. Similarly, Optionee shall have the right to approve any improvements proposed to be constructed by Owner within five hundred (500) of the boundary line between the Property and the Adjacent Property (other than improvements relating to the road described in Section 4.2.3), which approval shall not be unreasonably withheld or delayed. Optionee acknowledges that Owner intends to improve all or part of the Adjacent Property with estate homes with an aggregate density not greater than five (5) homes per acre or more and Optionee hereby approves of any such improvements on the Adjacent Property. Without limiting Owner's approval rights under this Section, Owner acknowledges that Optionee intends to improve a portion of the Property with a gambling casino, parking and related facilities. Upon the Close of Escrow, a covenant running with the land ("Covenant") in the form of Exhibit "F" attached hereto and incorporated herein executed and acknowledged by Owner and Optionee shall be recorded against the Property and the Adjacent Property.

           5.9 Changes to Physical Condition. Except as contemplated by Section 5.8, so long as this Agreement is in effect, Owner will not make any changes to the physical condition of the Property that would materially and adversely affect Optionee's proposed use and development of the Property without Optionee's consent.

                                   Article 6
                         REPRESENTATIONS AND WARRANTIES

           6.1 Optionee's Independent Investigations Regarding the Property. By its execution of this Agreement, Optionee acknowledges that it has made or will make its own independent investigations as deemed necessary or appropriate concerning the use, sale, development or suitability for development of the Property and the status of any Governmental Approvals for the Property. Except as otherwise specifically provided in Section 6.7 of this Agreement, Optionee is relying solely on its own investigations and not on any representations made by Owner. Optionee acknowledges that Owner has made no representations regarding any development potential of the Property, the physical condition of the Property, the status of any existing, pending or future entitlements and/or the necessity or existence of any fees, dedications, charges or costs associated with the development or marketing of the Property or future regulations relating to the Property or whether any approvals or permits may be required or granted or, if granted, whether such approvals or permits may be subject to reversal by reason of challenges thereto by private parties or Governmental Agencies. If any of the matters investigated by Optionee changes after the Feasibility Period or new regulations or requirements of Governmental Agencies are imposed or there is a challenge or reversal of any approvals or permits previously obtained, Optionee will not be entitled to rescind this Agreement or its purchase of any portion of the Property or to a return of its Option Payments.

           6.2 As-Is Purchase. Optionee is relying solely upon its own inspection, investigation and analyses of the foregoing matters in entering into this Agreement and, except for the express representations and warranties of Owner set forth in Section 6.7, is not relying in any way upon any representations, statements, agreements, warranties, studies, reports, descriptions, guidelines or other information or material furnished by Owner or its representatives, whether oral or written, express or implied, of any nature whatsoever regarding any such matters. Optionee further acknowledges and agrees that the Property Documents and other documents or information provided by Owner to Optionee are being made available to Optionee for informational purposes only, and, Owner is making no representations or warranties regarding such

Property Documents, other documents or other information, including, without limitation, the accuracy or completeness of any information contained therein. Optionee will acquire the Property, if at all, on the Close of Escrow in its then "As-Is" state and condition, without representation by Owner or its representatives as to any matter, whether or not expressly mentioned herein. Optionee, by its execution of this Agreement, represents and covenants that Optionee will, during the Feasibility Period, satisfy itself as to the condition of the Property and their suitability for the development purposes intended by Optionee. No patent or latent condition affecting the Property in any way, whether or not known or discoverable or hereafter discovered (collectively, the "Property Conditions"), shall give Optionee the right to obtain a refund of its Option Payments or affect its obligation to purchase the Property or any other obligation contained in this Agreement, nor shall give rise to any right of damages, specific performance, rescission or otherwise against Owner. Optionee acknowledges that Owner only recently acquired the Property pursuant to an estate sale administered by the Probate Court and has very limited information regarding the Property.

           6.3 Governmental Approvals. Optionee acknowledges that in entering into this Agreement it is relying solely upon its own investigations regarding any requirements for Governmental Approvals and not upon any representations made by Owner. Owner makes no representation or warranties regarding the development and/or use of the Property or any part thereof. Optionee has sole responsibility for processing approvals and constructing improvements on the Property. Owner has not obtained, and by accepting the Optionee's Option Payments hereunder, Owner is not warranting that it has and will have obtained, any governmental permits or other approvals for the development of the Property. All expenses and responsibility associated with obtaining any Governmental Approvals shall be the sole responsibility of Optionee. If Optionee fails to obtain any Governmental Approvals required for development of the Property, Optionee will not be entitled to rescind this Agreement, to the return of its Option Payments or to reimbursement for any costs or expenses incurred by Optionee in connection with Optionee's investigations or development of the Property, whether prior or subsequent to the execution hereof, and Owner will not, under any circumstances, make any other payment to Optionee for alleged lost profits or otherwise. Optionee hereby waives and absolutely releases any claim it may now or hereafter have against Owner for such reimbursements or payments. Without limiting the generality of the foregoing, Optionee will not have the right to any such payment because of Optionee's inability to obtain construction or permanent financing for any Property, or by reason of any claim under the doctrine of impossibility of performance.

           6.4 Investigations Regarding Districts. Optionee shall make its own investigations regarding the formation of any pending Districts or any Districts formed prior to the Close of Escrow that may affect the Property and the improvements that may be constructed under such Districts.

           6.5 Natural Hazard Disclosure Act. Prior to the Closing Date, Owner shall provide Optionee with a Natural Hazard Disclosure Statement ("Natural Hazard Disclosure Statement") in substantially the form attached hereto as Exhibit "E" and incorporated herein by this reference pursuant to the Natural Hazard Disclosure Act, California Government Code Sections 8589.3, 8589.4, and 51183.5, and California Public Resources Code Sections 2621.9, 2694, and 4136, and any successor statutes or laws (collectively, the "Act"), provided that if, as of the Close of Escrow, the Act does not require delivery of the Natural Hazards Disclosure Statement to Optionee, then Owner shall have no obligations under this Section. Optionee acknowledges and agrees that nothing contained in the Natural Hazard Disclosure Statement shall release Optionee from its obligation to fully investigate the condition of the Property, including, without limitation, whether the Property is located in any natural hazard areas and that Optionee has the expertise to perform such investigations and has agreed to do so under the terms of this Agreement. Optionee further acknowledges and agrees that the matters set forth in the Natural Hazard Disclosure Statement may change on or prior to the Close of Escrow and that Owner has no obligation to update, modify, or supplement the Natural Hazard Disclosure Statement. The provision of the Natural Hazard Disclosure Statement to Optionee shall not be deemed or construed to limit the scope or effect of Optionee's waiver under
Section 6.9 or the provisions contained in this Article. Optionee shall be solely responsible for preparing and delivering its own Natural Hazard Disclosure Statement to subsequent prospective purchasers of the Property.

           6.6 Optionee's Representations and Warranties. In addition to any other representations and warranties of Optionee hereunder, Optionee makes the following representations and warranties to Owner. Such representations and warranties shall be true and correct as of the Effective Date and on the Closing Date, and shall survive the Close of Escrow. Optionee agrees to indemnify, defend and hold Owner harmless from and against any losses, costs, damages and expenses (including, but not limited to, reasonable attorneys' fees and costs) incurred by Owner to the extent arising from any material breach by Optionee of its representations and warranties set forth in this Section 6.6.

               6.6.1 Ownership of Optionee. The sole members of Lakes Kean Argovitz Resorts-California, LLC are Lakes Gaming Inc. ("Lakes Gaming") and Kean Argovitz Resorts, Inc. ("Resorts"). Kevin Kean and Jerry Argovitz own one hundred percent (100%) of the stock of Resorts and control the management of Resorts. Lakes is a publicly traded company listed on NASDAQ. Neither Kevin Kean, Jerry Argovitz nor any of the officers or directors of Lakes Gaming (i) have been convicted of a felony, (ii) are under indictment or, to their knowledge, under investigation by any governmental authority for fraud or other activities that would constitute a felony or (iii) are prohibited from doing business in any state as a result of past activities.

               6.6.2 Optionee's Authority. Optionee is a duly organized and validly existing limited liability company formed under the laws of the State of Delaware and duly qualified to transact business in the State of California. The entry by Optionee into the transaction contemplated by this Agreement and the performance by Optionee of all of its obligations in connection herewith have been duly and validly authorized by all necessary action(s), are in accordance with applicable law and are not in violation of Optionee's articles of formation or operating agreement. This Agreement and all additional documents delivered in connection with this Agreement have been duly and validly executed and delivered to Optionee and constitute the legal, valid and binding obligations of Optionee. Each individual signing this Agreement on behalf of Optionee represents and warrants to Owner that he or she has authority to do so.

           6.7 Owner's Representations and Warranties. For purposes of this Section, the term "actual knowledge" of Owner or any other similar term shall mean the actual knowledge of R. Randy Goodson and Paul Borden without investigation or inquiry or duty of investigation or inquiry. These two representatives of Owner are the primary two officers of Owner involved in the acquisition of the Property and the management and ownership of the Property for Owner. Such individuals are making such representations and warranties on behalf of Owner in their capacities as officers of Owner and not in their individual capacities and, as a result, Owner (and not such individuals) shall be liable in the event of a breach of such representations. Such representations and warranties shall be true and correct as of the Effective Date and, unless Owner provides Optionee with written notice of any change in such representations and warranties, on the Closing Date, and shall survive the Closing Date only for a period of one year. If Owner gives Optionee notice of any change in the representations and warranties prior to the Close of Escrow, and if Optionee nevertheless elects to proceed with the Close of Escrow, Optionee shall be deemed to have waived any and all claims and other rights against Owner with respect to the matters described in such notice. Owner will give Optionee notice of any such change no later than the later of (i) five (5) Business Days prior to the Closing Date or (ii) one (1) Business Day after Owner obtains actual knowledge of such change. Any and all claims and other rights relating to any actual or alleged breach of the representations and warranties contained in this Section shall be deemed fully waived and released on the date which is one (1) year after the Closing Date except to the extent any such claims or rights are set forth in an action brought by Optionee against Owner no later than one (1) year after the Closing Date. Subject to the foregoing time limitation on claims, Owner agrees to indemnify, defend and hold Optionee harmless from and against any losses, costs, damages and expenses (including, but not limited to, reasonable attorneys' fees and costs) incurred by Optionee to the extent resulting from any material breach by Owner of Owner's representations and warranties set forth in this Section 6.7.

               6.7.1 Pending Actions or Proceedings. Except as disclosed in the Property Documents or this Agreement, Owner has no actual knowledge of (i) any claims, actions, suits, condemnation actions or other proceedings pending or threatened by any person or entity, or (ii) any violations of any law, statute, governmental regulation or requirement that, in either case, may materially and adversely affect the Property.

               6.7.2 No Agreements. To Owner's actual knowledge, there are no agreements, leases, occupancy agreements, rights of first refusal, or options to purchase that will be binding upon the Property after the Close of Escrow, except as disclosed in the Property Documents or in the Preliminary Report or otherwise included as part of the Permitted Exceptions.

               6.7.3 Hazardous Materials. To Owner's actual knowledge, no party has caused or permitted, any generation, location, transportation, storage, treatment, discharge, disposal or release of any Hazardous Materials upon or under the Property in violation of any Environmental Laws, except as disclosed in the Property Documents or in this Agreement.

               6.7.4 Owner's Authority. Owner is a duly organized and validly existing limited liability company formed under the laws of the State of Delaware, duly qualified to transact business in the State of California. The entry by Owner into the transaction contemplated by this Agreement and the performance by Owner of all of its obligations in connection herewith have been duly and validly authorized by all necessary action(s), are in accordance with applicable law and are not in violation of Owner's operating agreement or other relevant agreements. This Agreement and all additional documents delivered in connection with this Agreement have been duly and validly executed and delivered to Optionee and constitute the legal, valid and binding obligations of Owner.

               6.7.5 Title Defects. To Owner's actual knowledge, there are no defects in Owner's title to the Property, except as disclosed in the Property Documents or in the Preliminary Report or otherwise included as part of the Permitted Exceptions.

           6.8 Hazardous Materials.

               6.8.1 Hazardous Materials Report. By its execution of this Agreement, Optionee acknowledges its receipt of the Owner Hazardous Materials Report. Optionee acknowledges and agrees that the Owner Hazardous Materials Report is provided by Owner for informational purposes only, that Owner does not make any representations or warranties as to the accuracy or completeness of the Owner Hazardous Materials Report.

               6.8.2 Optionee's Independent Review. Optionee shall conduct its own investigations and studies of the Property as it deems necessary or appropriate to determine the presence or absence of Hazardous Materials on or within the Property. Optionee for itself and Optionee's Agents hereby (a) agrees that Optionee is relying solely on its own investigation of the Property covering the effect of any Hazardous Materials that may be on or within the Property, whether disclosed by such investigations or not (collectively, the "Hazardous Materials Effects") and (b) assumes the risk of any and all liabilities, claims, demands, suits, judgments, losses, damages, expenses (including, without limitation, attorneys' fees) and other obligations arising out of or incurred in connection with the Hazardous Materials Effects, if any.

           6.9 Assumption of Risks, Release and Indemnity. To the maximum extent permitted by law, Owner and Owner's Indemnitees shall not be liable for any loss, damage, injury or claim of any kind or character to any person or property arising from or caused by: (a) the Property Conditions, the Property, the development or use of the Property, and/or the construction, use or sale of improvements on the Property; (b) the design, construction, engineering or other work with respect to the Property provided or performed by or caused by or attributed to Owner or Owner's Indemnitees either before or after the Effective Date and/or the Close of Escrow, including any defects therein; (c) a violation or alleged violation by Optionee, its employees or agents of any law now or hereinafter enacted; (d) any slope failure or subsurface geologic or groundwater condition; (e) the design, construction, engineering or other work with respect to the Property provided or performed by or caused by or attributable to Optionee or Optionee's Agents either before or after the Close of Escrow, including any defect therein; (f) the application of the principles of strict liability with respect to any act or omission by Optionee or Optionee's Agents in connection with the Property; (h) the delivery of the Natural Hazards Disclosure Statement; (i) any other cause whatsoever in connection with Optionee's use of the Property or Optionee's performance or breach under this Agreement; and (j) any Hazardous Materials Effects (collectively, the "Assumed Risks"). Optionee, for itself and for the Optionee's Agents, hereby releases, waives, discharges, covenants not to sue, indemnifies, protects, defends (with legal counsel acceptable to Owner) and agrees to hold harmless Owner and Owner's Indemnitees, and each of them, from and against any and all any liability, loss, damage, injury, claim, cost and expense (including attorneys' fees and costs) of any kind or character to any person or property arising from, related to or caused by the Assumed Risks. The foregoing waiver and indemnity shall apply to any claim or action brought by a private party or by a Governmental Agency under any statute or common law now or hereinafter in effect. With respect to design, construction methods, materials, locations and other matters for which Owner has given or will give its approval, recommendation or other direction, the foregoing waiver and indemnity shall apply irrespective of Owner's approval, recommendation or other direction. Optionee agrees that the above waiver and release extends to all claims of any nature and kind whatsoever, known or unknown, suspected or unsuspected, and Optionee, for itself and for the Optionee's Agents, waives the benefits of California Civil Code Section 1542, which provides as follows:

           "A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the releasee, which if known by him must have materially affected his settlement with the debtor."

Notwithstanding anything to the contrary set forth in this Section, nothing contained in this Section shall operate to relieve Owner or Owner's Indemnitees from any loss, damage, injury or claim to the extent found by a court of competent jurisdiction to have been caused primarily by the active negligence or willful misconduct of Owner or the Owner's Indemnitees (but the act or failure to act of any consultant, contractor, or other agent or representative of Owner or any Owner's Indemnitee other than an officer or employee of Owner shall not be attributed to Owner or such Owner's Indemnitee).

                                   Article 7
                                   THE CLOSING

           7.1 Close of Escrow. Escrow Agent shall close the Escrow on the Closing Date by (i) filing for record the Covenant, the Grant Deed and such other documents as may be necessary to procure the Title Policy and (ii) delivering funds and documents as set forth in Article 9 WHEN AND ONLY WHEN each of the conditions set forth below has been satisfied.

               7.1.1 Funds and Instruments. All funds and instruments required pursuant to Article 3 have been delivered to Escrow Agent.

               7.1.2 Satisfaction of Conditions Precedent. Each of the conditions precedent set forth in Article 4 has been, or upon such closing shall be, satisfied as provided for in Article 4.

           7.2 Recordation. Escrow Agent shall file the Grant Deed for recordation in the Office of the County Recorder for San Diego County.

           7.3 Earlier Closing. If all of the conditions set forth in Sections
7.1.1 and 7.1.2 become satisfied at a date earlier than the Closing Date, Escrow Agent shall close the Escrow at such earlier date if Escrow Agent obtains the consent of Optionee and Owner to do so.

                                   Article 8
                           PRORATIONS, FEES AND COSTS

           8.1 Thirty Day Month. Escrow Agent will prorate between the parties, in cash, to the Close of Escrow, County, city and special district (if any) real property taxes and assessments for the Property based on the latest information available to Escrow Agent. All prorations and/or adjustments called for in this Agreement are to be made on the basis of a thirty (30) day month, unless otherwise specifically instructed in writing.

           8.2 Supplemental Taxes. Any supplemental taxes arising on or after the Close of Escrow shall be the sole responsibility of Optionee.

           8.3 Owner's Fees and Costs. Owner shall pay (i) County Documentary Transfer Tax in the amount Escrow Agent determines to be required by law, (ii) the fee for the ALTA Standard Title Policy premium for the Property, (iii) one-half of Escrow Agent's escrow fee and (iv) usual seller's document-drafting and recording charges.

           8.4 Optionee's Fees and Costs. Optionee shall pay (i) one-half of Escrow Agent's escrow fee, (ii) usual buyer's document-drafting and recording charges, (iii) if Optionee has requested an ALTA insurance policy, the difference between the cost of an ALTA Standard Title Policy and an ALTA Extended Title Policy, (iv) the cost for the joint protection or ALTA Lender's Title Policy, and (v) the fee for any surveys obtained by Optionee and any endorsements requested by Optionee.

           8.5 Escrow Cancellation Charges Due to a Default. If Escrow fails to close due to either party's default, the defaulting party shall pay all Escrow cancellation charges. If Escrow fails to close for any reason other than the foregoing, Optionee and Owner shall each pay one-half (1/2) of any Escrow cancellation charges. "Escrow cancellation charges" means all fees, charges and expenses incurred by Escrow Agent, including all expenses incurred in connection with issuance of the Preliminary Report and other title matters.

                                   Article 9
                       DISTRIBUTION OF FUNDS AND DOCUMENTS

           9.1 Deposit of Funds. All cash, if any, received hereunder by Escrow Agent shall be, until the Close of Escrow unless earlier released pursuant to the terms of this Agreement, kept on deposit in an interest bearing account reasonably acceptable to Optionee and Owner.

           9.2 Payment of Liens at Closing. At the Close of Escrow, Escrow Agent shall pay, from funds to which Owner is entitled and from funds, if any, deposited by Owner with Escrow Agent, to the obligees thereof all liens and encumbrances other than those permitted by this Agreement to be shown in the Title Policy.

           9.3 Recorded Documents. Escrow Agent shall cause the County Recorder of San Diego County to mail Owner's Grant Deed (and each other document which is herein expressed to be, or by general usage is, recorded) after recordation, to the grantee, beneficiary or person (i) acquiring rights under said document or
(ii) for whose benefit said document was acquired.

           9.4 Unrecorded Documents. At the Close of Escrow, Escrow Agent shall deliver by United States mail (or will hold for personal pickup, if requested) one (1) copy of each nonrecorded document received under this Agreement by Escrow Agent to the payee or person (i) acquiring rights under the document or
(ii) for whose benefit the document was acquired. Copies of any original documents delivered to one party shall be delivered to the other party.

           9.5 Payment of Funds at Closing. At the Close of Escrow, Escrow Agent shall wire (i) to Owner's account, or order, in accordance with instructions of

Owner, or shall hold for personal pickup, if requested, the Cash, plus any proration or other credits to which Owner is be entitled less any appropriate proration or other charges and (ii) to Optionee, or order, any excess funds theretofore delivered to Escrow Agent by Optionee.

           9.6 Conformed Copies. At the Close of Escrow, Escrow Agent shall deliver to Owner a copy of the Owner's Grant Deed (conformed to show recording date) and each document recorded to place title in the condition required by the Agreement.

                                   Article 10
                                    REMEDIES

           10.1 LIMITATION ON OPTIONEE'S REMEDIES. AS A MATERIAL INDUCEMENT AND CONSIDERATION FOR OWNER TO ENTER INTO THIS AGREEMENT, OPTIONEE ACKNOWLEDGES AND AGREES THAT IT IS BUYING THE PROPERTY FOR COMMERCIAL PURPOSES, THAT THE PROPERTY IS NOT UNIQUE AND THAT THERE IS OTHER PROPERTY THAT IS AVAILABLE IN SAN DIEGO COUNTY. ACCORDINGLY, OPTIONEE ACKNOWLEDGES AND AGREES THAT IF OWNER DEFAULTS IN THE PERFORMANCE OF ANY OF ITS MATERIAL OBLIGATIONS UNDER THIS AGREEMENT, OPTIONEE'S SOLE AND EXCLUSIVE REMEDY SHALL BE TO TERMINATE THIS AGREEMENT BY WRITTEN NOTICE DELIVERED TO OWNER, RECEIVE A REFUND OF THE OPTION PAYMENTS AND ANY EXTENSION PAYMENTS TOGETHER WITH INTEREST THEREON AT THE PRIME RATE, AND RECOVER AN AMOUNT EQUAL TO OPTIONEE'S ACTUAL OUT OF POCKET COSTS IN CONNECTION WITH ITS INVESTIGATIONS OF THE PROPERTY UP TO A MAXIMUM AMOUNT OF ONE HUNDRED FIFTY THOUSAND DOLLARS ($150,000.00). OPTIONEE SHALL NOT BE ENTITLED UNDER ANY CIRCUMSTANCES TO RECOVER ANY OTHER DAMAGES, INCLUDING LOST PROFITS RELATING TO OPTIONEE'S PROPOSED DEVELOPMENT OF THE PROPERTY AND ANY OTHER COMPENSATORY OR CONSEQUENTIAL DAMAGES, AND OPTIONEE HEREBY EXPRESSLY AND KNOWINGLY WAIVES ANY AND ALL RIGHTS TO RECOVER ANY SUCH OTHER DAMAGES THAT MIGHT OTHERWISE EXIST, INCLUDING ANY RIGHTS UNDER CALIFORNIA CIVIL CODE SECTION 3306. OPTIONEE FURTHER EXPRESSLY AND KNOWINGLY WAIVES ANY AND ALL OTHER REMEDIES THAT MIGHT OTHERWISE BE AVAILABLE AT LAW OR IN EQUITY AGAINST OWNER, INCLUDING, WITHOUT LIMITATION, ANY AND ALL RIGHTS TO PURSUE AN ACTION AGAINST OWNER FOR SPECIFIC PERFORMANCE. OPTIONEE SHALL NOT PREPARE, FILE OR RECORD A LIS PENDENS AGAINST THE PROPERTY IF OWNER DEFAULTS IN THE PERFORMANCE OF ANY OF ITS OBLIGATIONS UNDER THIS AGREEMENT AND EXPRESSLY WAIVES ANY AND ALL RIGHTS TO DO SO. OPTIONEE ACKNOWLEDGES THAT A MATERIAL INDUCEMENT TO OWNER'S DECISION TO SELL THE PROPERTY TO OPTIONEE IS THE

AGREEMENT OF OPTIONEE NOT TO IMPEDE OR INTERFERE WITH A SUBSEQUENT SALE OF THE PROPERTY BY FILING AN ACTION FOR SPECIFIC PERFORMANCE AND/OR FILING A LIS PENDENS AGAINST THE PROPERTY, AND THAT OWNER WILL BE DAMAGED IF OPTIONEE FAILS TO COMPLY WITH THE REQUIREMENTS OF THIS SECTION. NOTWITHSTANDING THE FOREGOING, IF THE CLOSE OF ESCROW DOES NOT OCCUR DUE TO OWNER'S DEFAULT, OPTIONEE MAY ELECT, AS AN ALTERNATIVE TO THE REMEDY SET FORTH ABOVE, AS ITS SOLE AND EXCLUSIVE REMEDY, TO SPECIFICALLY ENFORCE OWNER'S OBLIGATION TO EXECUTE AND DELIVER THE GRANT DEED AND TO CONVEY THE PROPERTY TO OPTIONEE. OPTIONEE SHALL NOT HAVE THE RIGHT TO SPECIFICALLY ENFORCE ANY OF OWNER'S OTHER OBLIGATIONS UNDER THIS AGREEMENT REQUIRED TO BE PERFORMED PRIOR TO THE CLOSE OF ESCROW AND SHALL NOT HAVE THE RIGHT TO RECOVER DAMAGES OF ANY KIND OR TO OBTAIN OTHER EQUITABLE RELIEF, INCLUDING, WITHOUT LIMITATION, ANY EQUITABLE ADJUSTMENT TO THE TERMS OF THE SALE OF THE PROPERTY, IN CONNECTION WITH ANY SUCH ACTION FOR SPECIFIC PERFORMANCE. AS A CONDITION PRECEDENT TO OPTIONEE'S ELECTION TO PURSUE AN ACTION FOR SPECIFIC PERFORMANCE, OPTIONEE SHALL HAVE FULLY PERFORMED ALL OF OPTIONEE'S OBLIGATIONS AND MADE ALL DELIVERIES REQUIRED TO BE PERFORMED OR DELIVERED ON OR BEFORE THE CLOSE OF ESCROW, INCLUDING WITHOUT LIMITATION, DELIVERING TO ESCROW THE BALANCE OF THE PURCHASE PRICE AND ALL OTHER FUNDS REQUIRED OF OPTIONEE ("CLOSING FUNDS") AND WITHOUT ASSERTING ANY EXCUSE OF OPTIONEE'S PERFORMANCE DUE TO OWNER'S DEFAULT OR OTHERWISE; PROVIDED, HOWEVER, IF OPTIONEE THEN HAS THE RIGHT TO ONE OR MORE EXTENSIONS PURSUANT TO SECTION 2.3.1, THEN OPTIONEE MAY PURSUE AN ACTION FOR SPECIFIC PERFORMANCE SO LONG AS
(i) OPTIONEE PROPERLY EXERCISES ITS EXTENSIONS AND FULLY PERFORMS ITS OBLIGATIONS HEREUNDER, INCLUDING TIMELY PAYING DIRECTLY TO OWNER, OUTSIDE OF ESCROW, CASH IN AN AMOUNT EQUAL TO EACH EXTENSION PAYMENT, (ii) OPTIONEE TIMELY EXERCISES THE OPTION AND (iii) ON OR BEFORE THE CLOSING DATE, OPTIONEE FULLY PERFORMS ALL OF OPTIONEE'S OTHER OBLIGATIONS AND MAKES ALL DELIVERIES, INCLUDING DELIVERY OF THE CLOSING FUNDS, REQUIRED TO BE PERFORMED OR DELIVERED ON OR BEFORE THE CLOSE OF ESCROW, ALL WITHOUT ASSERTING ANY EXCUSE OF OPTIONEE'S PERFORMANCE. OPTIONEE ACKNOWLEDGES THAT OPTIONEE'S FULL PERFORMANCE OF ITS OBLIGATIONS UNDER SECTIONS 2.3.1 AND 3.4.1 ABOVE IN EVERY DETAIL IS MATERIAL TO OWNER, AND THEREFORE, IF OPTIONEE FAILS TO SATISFY ANY SUCH REQUIREMENTS, OWNER SHALL BE ENTITLED TO AN IMMEDIATE DISMISSAL OF ANY SUCH ACTION AND AN IMMEDIATE EXPUNGEMENT OF ANY LIS PENDENS; PROVIDED, HOWEVER, IF OWNER DOES NOT DELIVER THE

GRANT DEED TO ESCROW AGENT WITHIN THREE (3) BUSINESS DAYS AFTER OWNER RECEIVES NOTICE THAT OPTIONEE HAS DELIVERED THE CLOSING FUNDS TO ESCROW AGENT, ESCROW AGENT SHALL AUTOMATICALLY AND WITHOUT FURTHER INSTRUCTIONS RETURN THE CLOSING FUNDS TO OPTIONEE, AND SUCH ACTION SHALL NOT AFFECT OPTIONEE'S RIGHTS UNDER THIS SECTION.

           10.2 WAIVER OF PUNITIVE DAMAGES. OPTIONEE AND OWNER EACH WAIVE ANY AND ALL RIGHTS AGAINST THE OTHER TO AN AWARD OF PUNITIVE DAMAGES WITH RESPECT TO ANY DISPUTE BETWEEN THEM RELATING TO THIS AGREEMENT.

                                   Article 11
                            ASSIGNABILITY; BANKRUPTCY

           11.1 Assignment by Optionee. Optionee may not, voluntarily or by operation of law, assign or otherwise transfer any of its rights or obligations under this Agreement without obtaining the prior written consent of Owner, which consent may be withheld by Owner in its sole, arbitrary and absolute discretion. Any attempted assignment made in violation of this provision shall be null and void. Notwithstanding the foregoing, Optionee may assign this Agreement to (i) a wholly-owned subsidiary of Optionee or (ii) to a trust to be established pursuant to guidelines of the United States Bureau of Indian Affairs solely for the benefit of the Jamul Mission Indian Tribe, provided that Optionee gives Owner prior written notice of such assignment and the assignee assumes all of Optionee's obligations under this Agreement in a written assignment and assumption agreement in favor of and acceptable to Owner.

           11.2 Bankruptcy. If (a) all or substantially all of Optionee's assets are placed in the hands of a receiver or trustee, and such receivership or trusteeship continues for a period of thirty (30) days, (b) Optionee makes an assignment for the benefit of creditors, (c) Optionee is adjudicated a bankrupt,
(d) Optionee institutes any proceeding under any law relating to bankruptcy wherein Optionee seeks to be adjudicated a bankrupt, or to be discharged of its debts, or to effect a plan of liquidation, composition or reorganization, (e) an involuntary proceeding is filed against Optionee under any bankruptcy laws and Optionee consents thereto or acquiesces therein by pleading or default or such involuntary proceeding is not dismissed within ninety (90) days, or (f) substantially all of Optionee's assets are attached or seized by judicial order where such seizure is not discharged within thirty (30) days, then (i) Optionee will be deemed to be in default hereunder, (ii) this Agreement, including, without limitation, the right to purchase granted herein will not become an asset in any of such proceedings, (iii) in addition to all other available remedies, it will be lawful for Owner to declare this Agreement terminated, and
(iv) Optionee will have no further claim on the Property or hereunder or otherwise and no right to the return of its Option Payments or any other payments or expenses incurred pursuant to this Agreement.

           11.3 Assignment by Owner. Owner may, at any time, assign or otherwise transfer its rights and obligations under this Agreement, provided Owner gives Optionee prior written notice of such assignment and the assignee assumes all of Owner's obligations under this Agreement in a written assignment and assumption agreement in favor of and acceptable to Optionee. Alternatively, Owner shall have the right to assign all of its interest under this Agreement, provided it provides advance written notice to Optionee and Owner is not relieved of any of its obligations under this Agreement during the term hereof or those obligations that survive the Close of Escrow.

                                   Article 12
                                  CONDEMNATION

           12.1 Eminent Domain. If, prior to the Close of Escrow, all of the Property is taken or appropriated by any public or quasi-public authority under the power of eminent domain or such an eminent domain action is threatened pursuant to a resolution of intention to condemn filed by any public entity, then Optionee may terminate this Agreement without further liability hereunder. If there is a partial taking of the Property or the threatened partial taking pursuant to a resolution of intention to condemn, and if such taking would materially and adversely affect Optionee's ability to develop a gaming casino and related parking facilities, then Optionee may elect to either (a) terminate this Agreement and receive a refund of all of Optionee's Option Payments or (b) purchase the Property without a reduction in the Purchase Price, in which case Owner will assign to Optionee all condemnation proceeds attributable to the condemnation of the Property. The parties acknowledge and agree that any such partial taking of the Property would adversely affect the value of the remaining portion of the Property.

           12.2 Condemnation. As used in this Article, "condemnation", or "condemned" or "taking" shall mean the exercise of, or intent to exercise, the power of eminent domain, expressed in writing, as well as the filing of any action or proceeding for such purpose, by any person, entity, body, agency or authority having the right or power of eminent domain (the "condemning authority" herein), and shall include a voluntary sale by Owner to any such condemning authority, either under the threat of condemnation or while condemnation proceedings are pending, and the condemnation shall be deemed to occur in point of time upon the actual physical taking of possession pursuant to the exercise of said power of eminent domain.

                                   Article 13
                               GENERAL PROVISIONS

           13.1 Construction of Agreement. The Agreement contained herein shall not be construed in favor of or against either party, but shall be construed as if both parties prepared this Agreement. Optionee and Owner acknowledge that they have been represented, or have had the opportunity to be represented, by counsel of their own choice. Neither Optionee nor Owner is relying upon any legal advice from the other party's counsel regarding the subject matter thereof. Both parties acknowledge that they understand the terms and conditions of this Agreement and the terms and conditions of all other documents and agreements executed in connection herewith and that they sign the same freely. Neither Optionee nor Owner shall deny the enforceability of any provision of this Agreement or any of the other documents or agreements executed in connection herewith on the basis that it did not have legal counsel or that it did not understand any such term or condition. This Agreement and any ambiguities or uncertainties contained in this Agreement shall be equally and fairly interpreted for the benefit of and against all parties to this Agreement and shall further be construed and interpreted without reference to the identity of the party or parties preparing this document, it being expressly understood and agreed that the parties hereto participated equally in the negotiation and preparation of this Agreement or have had equal opportunity to do so. Accordingly, the parties hereby waive the legal effect of California Civil Code
Section 1654 or any successor and/or amended statute which in part states that in cases of uncertainty, the language of the contract should be interpreted most strongly against the party who caused the uncertainty to exist.

           13.2 Captions. The captions used in this Agreement are for convenience only and are not a part of this Agreement and do not in any way limit or amplify the terms and provisions hereof.

           13.3 Governing Law. This Agreement and the documents in the forms attached as exhibits hereto shall be governed by and construed under the internal laws of the State of California without regard to choice of law rules. This Agreement shall be deemed made and entered into in San Diego County.

           13.4 Time of the Essence. Time is of the essence of each and every provision of this Agreement and the Optionee, by execution of this Agreement, specifically acknowledges the importance of observing each and every time period in this Agreement.

           13.5 Successors and Assigns. Subject to the restrictions and prohibitions on assignment set forth in Article 11, each and all of the covenants and conditions of this Agreement will inure to the benefit of and be binding upon the successors in interest of Owner and the successors, heirs, representatives and assigns of Optionee. As used in this Section, "successors" means successors to the parties' interest in the Property, successors to all or substantially all of the parties' assets, and successors by merger or consolidation.

           13.6 Remedies Cumulative. Except as expressly limited by this Agreement, all rights, options and remedies of Owner contained in this Agreement are cumulative, and no one of them is exclusive of the other, and Owner will have the right to pursue any one or all of such remedies or to seek damages or specific performance in the event of any breach of the terms hereof by Optionee or to pursue any other remedy or relief that may be provided by law or equity, whether or not stated in this Agreement.

           13.7 Waiver. No waiver by Owner or Optionee of a breach of any of the terms, covenants or conditions of this Agreement by the other party will be construed or held to be a waiver of any succeeding or preceding breach of the same or any other term, covenant or condition herein contained. No waiver of any default by Owner or Optionee under this Agreement will be implied from any omission by the other party to take any action on account of the default if the default persists or is repeated, and no express waiver will affect any default other than as specified in the waiver. The consent or approval by either party to or of any act by the other party requiring consent or approval does not waive or render unnecessary consent or approval to or of any subsequent similar acts.

           13.8 Attorney's Fees. If any action, arbitration, judicial reference or other proceeding is instituted between Owner and Optionee in connection with this Agreement, the losing party shall pay to the prevailing party a reasonable sum for attorneys' and experts' fees and costs incurred in bringing or defending such action or proceeding and/or enforcing any judgment granted therein, all of which shall be deemed to have accrued upon the commencement of such action or proceeding and shall be paid whether or not such action or proceeding is prosecuted to final judgment. Any judgment or order entered in such action or proceeding shall contain a specific provision providing for the recovery of attorneys' fees and costs, separate from the judgment, incurred in enforcing such judgment. The prevailing party shall be determined by the trier of fact based upon an assessment of which party's major arguments or positions taken in the proceedings could fairly be said to have prevailed over the other party's major arguments or positions on major disputed issues. For the purposes of this section, attorneys' fees shall include, without limitation, fees incurred in the following: (1) post-judgment motions; (2) contempt proceedings; (3) garnishment, levy, and debtor and third party examinations; (4) discovery; (5) any appeals; and (6) bankruptcy proceedings. This Section is intended to be expressly severable from the other provisions of this Agreement, is intended to survive any judgment and is not to be deemed merged into the judgment.

           13.9 Severability. If any phrase, clause, sentence, paragraph, section, article or other portion of this Agreement is held by any court of competent jurisdiction to be illegal, null or void or against public policy, the remaining portions of this Agreement will not be affected thereby and will remain in force and effect to the fullest extent permissible by law.

           13.10 Gender and Number. In this Agreement (unless the context requires otherwise), the masculine, feminine and neuter genders and the singular and the plural include one another.

           13.11 No Real Estate Brokerage Commission. Owner shall not pay any real estate, brokerage, finders or other commission or fee in connection with the transaction contained in this Agreement. Each party hereby indemnifies, protects, defends (with legal counsel acceptable to the other party) and holds the other party free and harmless from and against any and all costs and liabilities, including, without limitation, reasonable attorneys' fees, for causes of action or proceedings that may be instituted by any broker, agent or finder, licensed or otherwise, claiming through, under or by reason of the conduct of such party in connection with this transaction.

           13.12 Entire Agreement. This Agreement constitutes the entire agreement between the parties pertaining to the subject matter of this Agreement, and all prior and contemporaneous agreements, representations, negotiations and understandings of the parties, oral or written, are hereby superseded and are of no further force or effect and shall not be used to interpret this Agreement. The foregoing sentence not affect the validity of any instruments executed by the parties in the form of the exhibits attached to this Agreement.

           13.13 Notice and Payments. Any notice to be given or other document to be delivered by any party to the other or others under this Agreement, and any payments from Optionee to Owner, may be delivered in person to an officer of any party, or may be deposited in the United States mail in the State of California, duly certified or registered, return receipt requested, with postage prepaid, or by Federal Express or other similar overnight delivery service, or by facsimile, addressed to the party for whom intended, as follows:

           To Owner at its       Otay Land Company, LLC
           business office:      1903 Wright Place, Suite 220
                                 Carlsbad, CA  92008
                                 Attn: Paul Borden, President
                                 Facsimile No.:  (760) 918-8200
                                 Telephone No.: (760) 918-8210

           With a copy to:       Luce, Forward, Hamilton & Scripps LLP
                                 600 West Broadway, Suite 2600
                                 San Diego, CA  92101
                                 Attn:  David M. Hymer, Esq.
                                 Facsimile No.:  (619) 645-5334
                                 Telephone No.: (619) 699-2518

           To Optionee at its    Lakes Kean Argovitz Resorts-California, LLC
           business office:      c/o Kean Argovitz Resorts
                                 11999 Katy Freeway, Suite 322
                                 Houston, TX  77079
                                 Attn:  Jerry Argovitz
                                 Facsimile No.: (281) 597-8480
                                 Telephone No.: (281) 597-8779

           With a copy to:       Lakes Gaming, Inc.
                                 130 Chesire Lane
                                 Minnetonka, MN  55305
                                 Attn:  Timothy Cope
                                 Facsimile No.: (612) 449-7064
                                 Telephone No.: (612) 449-9092

           With a copy to:       Kean Argovitz Resorts
                                 2644 East Lakeshore Drive
                                 Baton Rouge, LA 70808
                                 Attn: Kevin Kean
                                 Facsimile No.: (225) 388-9119
                                 Telephone No.: (225) 388-9118

           With a copy to:       Duckor Spradling & Metzger
                                 401 West A Street, Suite 2400
                                 San Diego, CA  92101
                                 Attn:  Stephen A. Colley/Gary J. Spradling
                                 Facsimile No.:  (619) 236-6629
                                 Telephone No.: (619) 231-3666

           If to Escrow          Chicago Title Company
           Agent to:             925 "B" Street
                                 San Diego, CA  92101
                                 Attn:  Shelva Molm
                                 Facsimile No.:  (619) 544-6250
                                 Telephone No.:  (619) 544-6229

Any party may from time to time, by written notice to the other, designate a different address, which shall be substituted for the one above specified. Unless otherwise specifically provided for in this Agreement, all notices, payments, demands or other communications shall be in writing and shall be deemed to have been duly given and received (i) upon personal delivery or (ii) as of the third Business Day after mailing by United States registered or certified mail, return receipt requested, postage prepaid, addressed as set forth above, or (iii) the immediately succeeding Business Day after timely deposit with Federal Express or other equivalent overnight delivery system or
(iv) if sent by facsimile, upon confirmation if sent before 5:00 p.m. on a Business Day or otherwise on the Business Day following confirmation of such facsimile, and provided that notice is also sent on the same day by one of the methods described above.

           13.14 No Partnership or Joint Venture. Optionee and Owner expressly acknowledge and agree that they are not joint venturers or partners, and do not have fiduciary duties with respect to one another, in any manner whatsoever, in connection with the acquisition, development or conveyance of the Property. Nothing in this Agreement or any communication or other action between the parties relating to the Property, is intended or shall be construed to create a joint venture, partnership or fiduciary relationship between Optionee and Owner or their respective owners.

           13.15 Modification. No modification, waiver, amendment, discharge or change of this Agreement shall be valid unless it is in writing and signed by the party against which the enforcement of such modification, waiver, amendment, discharge or change is or may be sought.

           13.16 No Warranties. Except as otherwise specifically provided herein, neither Optionee nor Owner has made any representations, warranties or agreement by or on behalf of either party to the other party as to any matters concerning the Property. Each party waives any rights of rescission and all claims for damages or the right to bring a suit for specific performance by reason of any representation, warranty, or agreement, if any, not contained in this Agreement.

           13.17 Counterparts. This Agreement may be executed in counterparts, each of which, when taken together, will constitute a fully executed original.

           13.18 Exhibits and Schedules. All Exhibits and Schedules attached hereto are incorporated herein by reference.

           13.19 Not an Offer. Owner's delivery of unsigned copies of this Agreement is solely for the purpose of review by the party to whom delivered, and neither the delivery nor any prior communications between the parties, whether oral or written, will in any way be construed as an offer by Owner, nor in any way imply that Owner is under any obligation to enter the transaction which is the subject of this Agreement. The signing of this Agreement by Optionee constitutes an offer which will not be deemed accepted by Owner unless and until Owner has signed this Agreement and delivered a duplicate original to Optionee.

           13.20 Confidentiality. Unless otherwise agreed to in writing by Owner, Optionee will keep confidential the existence, terms and all other matters relating to this Agreement and all documents, contracts, prices, plans, specifications, strategies, marketing programs, financial statements, reports or other information provided to, or generated by Owner relating to the Property and will not disclose any such information to any person other than (i) those employees and agents of Optionee who are actively and directly participating in the evaluation of the Property, provided that any such disclosure shall be limited to the information needed by such employees and agents to evaluate the Property and any such employees and agents shall agree to maintain the confidentiality of any such information, and (ii) the United States Bureau of Indian Affairs to the extent required to comply with applicable legal requirements. Optionee expressly covenants and agrees that it will not disclose any code compliance, environmental or other regulatory matters to governmental or other authorities without the express prior written approval by Owner unless required by law, in which case Optionee shall immediately notify Owner thereof. Upon any termination of this Agreement for any reason, Optionee will promptly return to Owner copies of all documents or other information pertaining to the

Property provided to Optionee by Owner, including, without limitation, the Property Documents. The provisions of this Section will survive the Closing or earlier termination of this Agreement. In addition to any other remedies available to Owner at law or in equity, Owner will have the right to terminate this Agreement in the event of any breach by Optionee under this Section, and Optionee acknowledges that any such breach will be a material breach.

           IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above-written.


OWNER:                                      OPTIONEE:

OTAY LAND COMPANY, LLC, a                   LAKES KEAN ARGOVITZ RESORTS-
Delaware limited liability company          CALIFORNIA, LLC, a Delaware
                                            limited liability company
By: /s/ Paul J. Borden
   ------------------------------
Name: Paul J. Borden                        By: /s/ Jerry A. Argovitz
     ----------------------------              ------------------------------
Title: President                            Name: Jerry A. Argovitz
      ---------------------------                ----------------------------
                                            Title: Director/Member
                                                  ---------------------------

                                            By: /s/ Kevin M. Kean
                                               ------------------------------
                                            Name: Kevin M. Kean
                                                 ----------------------------
                                            Title: President
                                                  ---------------------------

                                            [SIGNATURES OF TWO APPROPRIATE
                                            OFFICERS OR BOARD RESOLUTION
                                            REQUIRED.]

                             CONSENT OF ESCROW AGENT


           The undersigned Escrow Agent hereby agrees to (i) accept the foregoing Agreement, (ii) be escrow agent under said Agreement and (iii) be bound by said Agreement in the performance of its duties as escrow agent; provided, however, the undersigned shall have no obligations, liability or responsibility under (i) this Consent or otherwise unless and until said Agreement, fully signed by the parties, has been delivered to the undersigned or
(ii) any amendment to said Agreement unless and until the same shall be accepted by the undersigned in writing.

DATED:                                  CHICAGO TITLE COMPANY
      -----------------------           ("Escrow Agent")


                                        By:
                                           ------------------------------------
                                           Its:
                                               --------------------------------